Exhibit 21

SUNRISE MEDICAL INC. AND SUBSIDIARIES

List of Subsidiaries

Name of Subsidiary	Incorporation	Ownership %

Sunrise Medical CCG Inc.	Wisconsin	100
Sunrise Medical HHG Inc.	California	100
DynaVox Systems, Inc.	Pennsylvania	100
SunMed Finance Inc.	Delaware	100
Sunrise Medical Canada Inc.	Canada	100
Sunrise Medical Holdings B.V.	Netherlands	100
Norsk Rehab AS	Norway	100
Sopur Medizintechnik GmbH	Germany	100
Sunrise Medical B.V.	Netherlands	100
Sunrise Medical S.A.S.	France	100
DeVilbiss Medical France S.A.S.	France	100
SCI La Planche S.A.	France	100
Sunrise Medical S.L.	Spain	100
Sunrise Medical S.r.l.	Italy	100
Sunrise Medical Ltd.	United Kingdom	100
Parker Bath Ltd.	United Kingdom	100
DeVilbiss Medequip Ltd.	United Kingdom	100
Sunrise Medical A.G.	Switzerland	100
Vitactiv AB	Sweden	100
Sunrise Medical Pty Ltd.	Australia	100
Sunrise Medical Tecnologias S.A. de C.V.	Mexico	100

 Each corporation is the parent of those indented beneath it.

We have omitted from the list fourteen foreign and three domestic subsidiaries. None of the omitted companies individually or in the aggregate is a significant subsidiary.